UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 11, 2016

REGENCY CENTERS CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-12298	59-3191743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Independent Drive, Suite 114 Jacksonville, Florida		32202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (904) 598-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On July 11, 2016, Regency Centers Corporation (“Regency”) entered into an underwriting agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (the “Underwriters”), pursuant to which Regency agreed to issue, and the Underwriters agreed to severally purchase, an aggregate of 4,350,000 shares of Regency’s common stock, par value $0.01 per share. On July 12, 2016, the Underwriters notified Regency that they exercised their option in full to purchase an additional 652,500 shares of common stock. The closing of the sale of 5,002,500 shares is expected to occur on July 15, 2016, subject to the satisfaction of customary closing conditions.

Regency is expected to use net proceeds from this offering to repay in full its outstanding $300 million of 5.875% senior unsecured notes due June 15, 2017, including a make-whole premium of approximately $13 million, and to pay approximately $45 million to settle an existing interest rate swap. Regency intends to use the remaining portion of the net proceed to fund investment activities and for general corporate purposes

The offering is described in Regency’s prospectus supplement, dated July 11, 2016, together with the related prospectus, filed with the Securities and Exchange Commission on March 4, 2014.

The Underwriting Agreement contains various representations, warranties and agreements by Regency, conditions to closing, indemnification rights and obligations of the parties and termination provisions. The description of the Underwriting Agreement set forth above is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit 1.1	Underwriting Agreement dated as of July 11, 2016 between Regency Centers Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as the representatives of the several underwriters.

Exhibit 5.1	Opinion of Foley & Lardner LLP regarding legality of securities.

Exhibit 8.1	Opinion of Foley & Lardner LLP regarding certain tax matters.

Exhibit 23.1	Consent of Foley & Lardner LLP (included in Exhibits 5.1 and 8.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENCY CENTERS CORPORATION
(registrant)

Date: July 13, 2016	/s/ J. Christian Leavitt
J. Christian Leavitt, Senior Vice President
and Treasurer (Principal Accounting Officer)

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